Exhibit 8.2

May       , 2005

Boards of Directors

Ottawa Savings Bancorp, Inc.

925 LaSalle Street

Ottawa, Illinois 61350

Re:	Mutual Holding Company Formation and Stock Issuance

Gentlemen:

We have acted as special counsel to Ottawa Savings Bank, an Illinois-chartered mutual savings bank (the “Bank”), in connection with the proposed conversion of the Bank from a mutual savings bank to a Federally-chartered stock savings bank (the “Stock Bank”) and the substantially concurrent formation of Ottawa Savings Bancorp MHC, a Federally-chartered mutual holding company (the “Mutual Holding Company”) which will acquire the stock of the Stock Bank and subsequently contribute the Stock Bank’s stock to Ottawa Savings Bancorp, Inc. (the “Stock Holding Company”). At your request, and pursuant to the Stock Holding Company’s registration Statement on Form SB-2 filed with the Securities and Exchange Commission, we are rendering our opinion concerning the material Illinois income tax consequences of the Bank’s proposed conversion to the stock form, the organization of the Mutual Holding Company and the related stock issuance.

By letter of even date herewith, we have rendered our opinion on the material federal income tax consequences of the Bank’s proposed conversion to the stock form, the organization of the Mutual Holding Company and the related stock issuance (the “Federal Opinion”). We incorporate herein all of the provisions of that letter.

The Illinois corporate and individual income tax “piggy backs” the federal income tax. For Illinois income tax purposes, Illinois base income starts with federal taxable income for a corporation and adjusted gross income for an individual. Therefore, any item of income excluded from federal taxable or adjusted gross income is likewise excluded from Illinois base income. Although Illinois provides for certain additions and subtraction from Illinois base income to arrive at Illinois taxable income, none of those additions or subtractions would apply to the transactions on which we are opining.

Therefore, subject to the limitations set forth in our Federal Opinion, it is our opinion that the Illinois income tax consequences would be the same as for federal income tax purposes, as set forth in our Federal Opinion.

Boards of Directors

Ottawa Savings Bank

May 2, 2005

We hereby consent to the filing of this opinion as an exhibit to the Stock Holding Company’s Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 under the caption Legal and Tax Opinions and to the summary of our opinion in such Prospectus.

Very truly yours,